Exhibit 99.1

TERUMO HEART, INC. (DURAHEART II PRODUCT LINE)

Financial Statements

March 31, 2012 and 2013

(With Independent Auditors’ Report Thereon)

TERUMO HEART, INC. (DURAHEART II PRODUCT LINE)

Table of Contents

Page

Independent Auditors’ Report	1

Statements of Net Assets Sold	3

Statements of Direct Revenues and Direct Expenses	4

Notes to Financial Statements	5 – 8

KPMG LLP

Suite 1900

150 West Jefferson

Detroit, Ml 48226

Independent Auditors’ Report

The Board of Directors

Terumo Heart, Inc.:

We have audited the accompanying statements of net assets sold of the DuraHeart II product line as of March 31, 2013 and 2012, and the related statements of direct revenues and direct expenses for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the net assets sold of the DuraHeart II product line as of March 31, 2012 and 2013, and the DuraHeart II product line direct revenues and direct expenses for the years then ended as described in note 2, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

The accompanying financial statements were prepared to present the net assets sold of the DuraHeart II product line pursuant to the Asset Purchase Agreement described in note 1 and the direct revenues and direct expenses of the DuraHeart II product line, and are not intended to be a complete presentation of the DuraHeart II product line financial position, results of operations, or cash flows. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Detroit, Michigan
August 23, 2013

TERUMO HEART, INC. (DURAHEART II PRODUCT LINE)

Statements of Net Assets Sold

As of March 31, 2012 and March 31, 2013

	March 31, 2012	March 31, 2013
Assets:
Plant and equipment, less accumulated depreciation	$6,023,862	7,204,213
Construction in process	152,504	794,039
Net assets sold	$6,176,366	7,998,252

See accompanying notes to financial statements.

TERUMO HEART, INC. (DURAHEART II PRODUCT LINE)

Statements of Direct Revenues and Direct Expenses

Fiscal years ended March 31, 2012 and March 31. 2013

	Year ended March 31, 2012	Year ended March 31, 2013
Direct revenues:
Operating revenues	$—	—

Direct expenses:
Specifically identifiable expenses:
Wages and benefits	6,070,245	15,249,605
Professional services	3,927,720	7,775,515
Supplies and materials	3,077,179	4,906,453
Others	1,615,221	2,096,054
Total specifically identifiable expenses	14,690,365	30,027,627
Allocated expenses:
Wages and benefits	1,166,733	1,085,165
Professional services	406,641	925,687
Facility expenses	364,416	512,240
Others	728,551	1,043,932
Total allocated expenses	2,666,341	3,567,024
Total direct expenses	17,356,706	33,594,651
Expenses in excess of revenue	$(17,356,706)	(33,594,651)

See accompanying notes to financial statements.

TERUMO HEART, INC. (DURAHEART II PRODUCT LINE)

Notes to Financial Statements

March 31, 2012 and 2013

(1)                     Background and Description of the Business

Terumo Corporation (“Terumo”) is a manufacturer of general hospital equipment, cardiovascular equipment, and blood management equipment, organized under the laws of Japan with global headquarters based in Japan, trading on the Tokyo stock exchange, and Terumo Heart Inc. (“THI”) is a Delaware corporation and wholly owned subsidiary of Terumo with U.S. headquarters in Ann Arbor, Michigan. THI develops, manufactures, and distributes its Left Ventricular Assist Device (“LVAD”) system referred to as its DuraHeart product line (or “DuraHeart”). Terumo and THI have also been developing a next generation LVAD system referred to as DuraHeart II (or “DH-II”).

Terumo has been developing LVAD systems since 1995 and DH-II since 2010. DH-II is an ultra-compact, full-support, centrifugal flow chronic ventricular assist device (or “VAD”) utilizing a unique technology foundation known as “force balance” suspension. The device utilizes primary magnetic forces, balanced by hydrodynamic support, to achieve consistent gaps across the operating range of the pump, independent of pump speed.

On June 30, 2013, Thoratec Corporation (“Thoratec”), a manufacturer of device-based mechanical circulatory system therapies, consummated an Asset Purchase Agreement (“APA”) to acquire certain assets including intellectual property of Terumo and THI associated with the development of the DH-II ventricular assist system for a cash payment of $13 million and potential future milestone payments, contingent upon achieving regulatory approvals and product sales, of up to $43.5 million. As part of the agreement, a team of THI employees will transfer to Thoratec and will continue to be based in Ann Arbor, Michigan. Additionally, Thoratec and Terumo have entered into a distribution partnership, in which Terumo will commercialize DH-II in Japan and potentially other parts of Asia, if and when local regulatory approvals are obtained.

Under the APA, Thoratec acquired certain tangible assets (“Acquired Assets”), materials and supplies of the DH-II Project (the “Project”) from THI and Terumo. No other assets were acquired such as cash, receivables, prepaids or any other assets. No liabilities were assumed, however as of the closing date of June 30, 2013, Thoratec agreed to assume outstanding commitments in the form of open purchase orders amounting to $1.2 million. THI will continue to receive the products and services governed by these purchase orders and pay these invoices on Thoratec’s behalf as incurred. It is anticipated that these open purchase orders will be fulfilled and paid by December 31, 2013 with Thoratec reimbursing THI for all payments.

(2)                     Basis of Presentation

The DH-II development program was a component of THI and Terumo’s operations and was not operated as an independent business thus there is only limited discrete financial information available for the Project. It is impracticable to prepare a complete presentation of the financial position, results of operations and cash flows in accordance with U.S. generally accepted accounting principles.

The accompanying financial statements are presented at the request of Thoratec for the purposes of providing information it needed to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”).  These financial statements are not intended to be a complete presentation of Terumo and THI’s assets and liabilities nor their revenues and expenses. These financial statements are derived from Terumo and THI’s historical accounting records and are not necessarily indicative of the results that would have been achieved if the development of DH-II had operated as a separate, stand-alone business.

TERUMO HEART, INC. (DURAHEART II PRODUCT LINE)

Notes to Financial Statements

March 31, 2012 and 2013

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of plant and equipment and method of determining the allocation of expenses that are not specifically identifiable.

There are two types of direct expenses presented: specifically identifiable expenses and allocated expenses. Specifically identifiable expenses are primarily research and development expenses specifically attributable to the Project. Allocated expenses are those general and administrative expenses of THI such as finance, human resources, facility, regulatory and quality functions that supported the Project but are not specifically attributable to the Project because of other THI business activity such as supporting the DuraHeart product line. These allocated expenses were attributed to the Project using an estimate because there was no method of directly associating these costs with the Project, but they are required for development of a product.

The attribution of allocated expenses was primarily based on management’s estimate of time devoted to the Project relative to the other THI projects undertaken during the fiscal years. In preparing the year ended March 31, 2012 Statement of Direct Revenues and Direct Expenses these allocated expenses amounted to approximately $7.9 million with one—third of these expenses or approximately $2.7 million allocated to the Project. In preparing the year ended March 31, 2013 Statement of Direct Revenues and Direct Expenses the allocable expenses amounted to approximately $7.1 million with one—half of these expenses or approximately $3.6 million allocated to the Project.

The costs and expenses of the Project included personnel and expenses located both in the United States at THI and in Japan at Terumo. The accompanying statements include specifically identifiable expenses from both locations and an attribution of THI’s allocable expenses. Terumo did not attribute expenses other than the specifically identifiable expenses to the Project because an allocation was not material.

The specifically identifiable and allocated expense categories consist of Wages and benefits, Professional services, Supplies and materials, Facility expenses, and Others. Wages and benefits represent those expenses such as payroll, payroll taxes, medical benefits, retirement expenses, and bonuses for employees. Professional services represent expenses for services provided from consultants, temporary employees and other service firms. Supplies and materials consist of expenses such as prototype parts, fabrication materials, lab supplies, etc. Facility expenses represent the costs of rent and utilities. Others includes expenses such as travel, freight, repair and maintenance, training and depreciation.

(3)                     Summary of Accounting Policies

Terumo and THI’s fiscal year ends on March 31.

The accrual method of accounting was used to prepare these financial statements. Expenses are recorded in the period they are incurred and liabilities are recorded in the period in which services or products were received but were not yet paid.

TERUMO HEART, INC. (DURAHEART II PRODUCT LINE)

Notes to Financial Statements

March 31, 2012 and 2013

Plant and equipment are stated at cost. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful life of Plant and equipment is 3 — 7 years. Total depreciation for the years ended March 31, 2012 and 2013 was $0.7 million and $1.2 million, respectively. Balances related to Plant and equipment and associated depreciation have been recorded and presented on the basis that current use will be continued on a consistent basis by Thoratec.

Plant and equipment is reviewed for impairment annually or when there is a triggering event. No impairment was recorded during the years ended March 31, 2012 and 2013.

Commitments and contingencies such as unconditional purchase obligations are disclosed although not included in the Statements of Net Assets Sold. Outstanding purchase commitments of the Project at June 30, 2013 amounted to $1.2 million.

Income taxes are tracked at the legal entity level and not by project. It is impracticable to allocate income taxes to the Project and taxes are not included in these financial statements.

A portion of the Project’s research and development was performed by Terumo in Japan which kept accounting records in Japanese Yen (“JPY”). As such, the assets of the Japan operations are translated to US Dollars (“USD”) at exchange rates at the balance sheet dates. The exchange rates used to translate the Japan assets at March 31, 2012 and March 31, 2013 were 82.27 JPY/USD and 94.17 JPY/USD, respectively. The expenses of the Japan operations are translated to US Dollars at average quarterly exchange rates for each fiscal year.

(4)                     Plant and Equipment

Details of Plant and equipment at March 31, 2012 are as follows:

	U.S.	Japan	Total
Equipment	$2,709,819	4,761,623	7,471,442
Furniture and fixtures	126,655	—	126,655
Plant and equipment, gross	2,836,474	4,761,623	7,598,097
Accumulated depreciation	(1,247,799)	(326,436)	(1,574,235)
Plant and equipment, net	$1,588,675	4,435,187	6,023,862

TERUMO HEART, INC. (DURAHEART II PRODUCT LINE)

Notes to Financial Statements

March 31, 2012 and 2013

Details of Plant and equipment at March 31, 2013 are as follows:

	U.S.	Japan	Total
Equipment	$4,262,086	5,539,831	9,801,917
Furniture and fixtures	188,773	—	188,773
Plant and equipment, gross	4,450,859	5,539,831	9,990,690
Accumulated depreciation	(1,863,688)	(922,789)	(2,786,477)
Plant and equipment, net	$2,587,171	4,617,042	7,204,213

(5)                     Retirement Benefits

THI has a 401(k) program offered to employees which matches employee contributions to their retirement accounts subject to certain limitations. The cost of this program related to the Project was $0.2 million and $0.7 million for the years ended March 31, 2012 and 2013, respectively.

(6)                     Related Parties

THI receives services from related parties in the U.S., Terumo Cardiovascular Systems (“TCVS”) and Terumo Americas Holdings (“TAH”). The services provided include Information Technology Infrastructure, Building Rent, Building Maintenance, Finance, Treasury and Human Resources support. An allocation of these related party service fees were recorded as Facility expenses and Others in the amount of $0.7 million and $0.9 million for the years ended March 31, 2012 and 2013, respectively. Since all related party entities are held under common control, the amounts of the expenses may be different from those that would have been obtained if the entities were autonomous and if the transactions were conducted at an arm’s length.

(7)                     Subsequent Events

Subsequent events have been evaluated through August 23, 2013, the date at which the financial statements were available to be issued. There are no items to disclose other than the acquisition described in note 1.